                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         OCEAN POWER TECHNOLOGIES, INC.

     Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act (the "Act"), the undersigned corporation hereby executes this Amended and Restated Certificate of Incorporation.

     FIRST: The name of the corporation is Ocean Power Technologies, Inc. (the "Corporation").

     SECOND: The purpose or purposes for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under Title 14A of the Act.

     THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, consisting of (i) one hundred five million (105,000,000) shares of Common Stock, $0.001 par value per share ("Common Stock"), and (ii) five million (5,000,000) shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.   COMMON STOCK.

     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the

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Corporation available for distribution to its shareholders, subject to any preferential or other rights of any then outstanding Preferred Stock and any rights of creditors.

B.   PREFERRED STOCK.

     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Act. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

     FOURTH: Each share of Common Stock (the "Old Common Stock") of the Corporation (without par value) issued and outstanding as of the date this Amended and Restated Certificate of Incorporation becomes effective (the "Effective Date") is, without any action on the part of the holder thereof, hereby reclassified and changed into 1.5 fully paid and nonassessable shares of Common Stock, $0.001 par value, of the Corporation (the "New Common Stock," and also referred to herein as the Common Stock) and each holder of record of a certificate or certificates (the "Old Certificate") for one or more shares of Old Common Stock of the Corporation as of the close of business on the Effective Date shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates (the "New Certificates") representing 1.5 shares of New Common Stock, for each share of Old Common Stock, represented by the certificate of such holder, and any fractional shares resulting will be rounded down to the next whole share. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any such fractional shares of New Common Stock, each shareholder


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with a fractional share will be entitled to receive, upon surrender of Old
Certificates to the Corporation for cancellation, an amount in cash equal to the product of (i) the fair market value of one share of New Common Stock on the Effective Date, as determined by the Board of Directors of the Corporation and
(ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all of his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are combined under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

     FIFTH: The address of the Corporation's current registered office is 1590 Reed Road, Pennington, New Jersey 08534 and the name of its current registered agent at such address is George W. Taylor.

     SIXTH: The number of directors constituting the current Board of Directors is four. The names and addresses of each of such directors is as follows.

        Name                         Address
        ----                         -------
Dr. George W. Taylor   c/o Ocean Power Technologies, Inc.
                       1590 Reed Road
                       Pennington, New Jersey 08534

Charles F. Dunleavy    c/o Ocean Power Technologies, Inc.
                       1590 Reed Road
                       Pennington, New Jersey 08534

Sir Eric Ash           c/o Ocean Power Technologies, Inc.
                       1590 Reed Road
                       Pennington, New Jersey 08534

Seymour Preston III    c/o Ocean Power Technologies, Inc.
                       1590 Reed Road
                       Pennington, New Jersey 08534


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     SEVENTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and shareholders:

     (i) The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The shareholders also shall have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

     (ii) Upon the consummation of an initial public offering of securities of the Corporation (a) pursuant to an effective registration statement filed by the Corporation under the Securities Act of 1933, as amended, or (b) pursuant to a listing of shares of Common Stock through admission to the Alternative Investment Market operated by the London Stock Exchange pic, shareholders of the Corporation may not take any action by written consent in lieu of a meeting.

     (iii) Special meetings of shareholders may be called at any time only by the President, the Chief Executive Officer, (if any), the Chairman of the Board of Directors of the Corporation (if any) or a majority of the Board of Directors of the Corporation. Business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes set forth in the notice of such special meeting.

     (iv) The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation, or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors of the Corporation determines to be relevant, including, without limitation:

          (1) the interests of the Corporation's shareholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

          (2) whether the proposed transaction might violate federal, state or applicable foreign laws;

          (3) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock


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               of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

          (4) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

     In connection with any such evaluation, the Board of Directors of the Corporation is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors of the Corporation may determine.

     (v) In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend any provision of Articles SEVENTH or EIGHTH of this Amended and Restated Certificate of Incorporation.

     EIGHTH: No director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit No amendment to, expiration of or repeal of this Article shall have any effect on the liability or alleged liabUity of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, expiration or repeal.

                                 ** ** ** ** **


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     IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated
Certificate of Incorporation on behalf of the Corporation this 23rd day of October, 2003.


                                        By: /s/ George W. Taylor
                                            ------------------------------------
                                        Name: George W. Taylor
                                        Title: President


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